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                                                                    EXHIBIT 5.3
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                                January 22, 1996



NorAm Energy Corp.
1600 Smith Street
Houston, Texas  77002

Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $500,000,000 aggregate principal amount of unsecured debt securities (the "Debt Securities") (plus such additional principal amount as may be necessary such that, if the Securities are issued with an original issue discount, the aggregate initial offering price of all Securities will equal $500,000,000), Preferred Stock, $0.10 par value per share and Common Stock, $0.625 par value per share (collectively, the "Equity Securities") of NorAm Energy Corp. (the "Company") on a Registration Statement on Form S-3 (the "Registration Statement") which Debt Securities will be issued from time to time under that certain Indenture, dated as of April 15, 1990, between the company and Citibank, N.A., as Trustee (the "Indenture") and which Equity Securities may be offered from time to time, I, as General Counsel for the Company have examined such corporate records, certificates and other documents and have reviewed such questions of law as I have considered necessary or appropriate for purposes of the opinion expressed below.

         Based on such examination and review, I hereby advise you that, in my opinion:

         When (i) the Registration Statement has become effective under the Act, (ii) the Debt Securities have been duly created, issued and authenticated in accordance with all necessary corporate authorizations and in accordance with the terms of the Indenture, and (iii) the Debt Securities have been delivered and paid for as contemplated by the Registration Statement and the prospectus relating thereto and in accordance with the Indenture, the Debt Securities will be legally issued by the Company, and will be valid and binding obligations of the Company subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         When (i) the Registration Statement has become effective under the Act, and (ii) the Equity Securities to be offered have been duly issued and sold, the Equity Securities will be validly issued, fully paid and nonassessable.
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         I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me under the caption "Legal Opinions" in the appropriate prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               NORAM ENERGY CORP.

                               /s/ HUBERT GENTRY, JR.
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                               Hubert Gentry, Jr.
                               Senior Vice President,
                               General Counsel and Secretary